Exhibit 4.31

UNION PLAZA NO. 2003008

EXTENSION AGREEMENT 2

Party A: Beijing Fu Yu Da Real Estate Development Co., Ltd.

Party B: Beijing Ninetowns Digital Technology Limited

1.	Party B shall lease Unit 1205/06, 12/F, Union Plaza with a total usage area of 526 square meters.

2.	Party B shall lease from January 1, 2006 to June 30, 2006.

3.	Party B shall lease at a monthly rent of RMB173.82 (including property management fee) per square meter (usage area), total amount of rent per month being RMB91428.00.

4.

Party B shall enjoy a 25-day renovation rent-free period from January 1, 1006 to January 15, 2006. No rent shall be payable to Party A during this period, only an amount of RMB41.4 per square meter per month shall be payable as property fee, total amount of which shall be RMB10888.00.

5.	This agreement shall come into effect upon Party B paying a 3-month rental deposit on the date of signing, being a total amount of RMB274284.00.

6.	This renewal agreement consists of two identical copies, and each party keeps one copy.

7.	The other provisions relating to this lease and the rights and obligations of Party A and Party B shall be governed by the 2003008 lease agreement entered into by the two parties hereto.

Party A	:	Beijing Fu Yu Da Real Estate Development Co., Ltd.	Party B	:	Beijing Ninetowns Digital Technology Limited

		[Seal]			[Seal]

Handling Person: /s/ Li Hong Yan			Handling Person: /s/ Yao Hui Ling

Date: December 23, 2005			Date: December 20, 2005